Exhibit 99.2

Title: The Bruton’s Tyrosine Kinase (BTK) Inhibitor PCI-32765 Induces Durable Responses in Relapsed or Refractory (R/R) Chronic Lymphocytic Leukemia/Small Lymphocytic Lymphoma (CLL/SLL): Follow-up of a Phase Ib/II Study (ASH 2011 Annual Meeting Abstract #983)

Susan O'Brien, MD1, Jan A. Burger, MD, PhD2, Kristie A. Blum, MD3, Richard R. Furman, MD4, Steven E. Coutre, MD5, Jeff Sharman, MD6*, Ian W. Flinn, MD, PhD7, Barbara Grant, MD8*, Nyla A. Heerema, PhD9, Amy J. Johnson, PhD3, Tasheda Navarro10*, Eric Holmgren, PhD10*, Eric Hedrick, MD10 and John C. Byrd, MD11

1Department of Leukemia, The University of Texas M.D. Anderson Cancer Center, Houston, TX; 2Department of Leukemia, The University of Texas, M.D. Anderson Cancer Center, Houston, TX; 3The Ohio State University, Columbus, OH; 4Department of Medicine, Division of Hematology-Oncology, Weill Cornell Medical College, New York, NY; 5Divisions of Hematology and Oncology and Stanford Cancer Center, Stanford University School of Medicine, Stanford, CA; 6US Oncology, Springfield, OR; 7Sarah Cannon Research Institute, Nashville, TN; 8Medicine, Vermont Cancer Center, University of Vermont, Burlington, VT; 9Pathology, The Ohio State University, Columbus, OH; 10Pharmacyclics, Inc, Sunnyvale, CA; 11Division of Hematology, The Ohio State University, Columbus, OH

Introduction: Btk is a central mediator of B-cell receptor signaling which is essential for normal B-cell development. PCI-32765 is an orally-administered irreversible inhibitor of Btk which induces apoptosis and inhibits cellular migration and adhesion in malignant B-cells. An early analysis of the phase Ib/II study PCYC-1102 showed PCI-32765 to be highly active and tolerable in patients with CLL (Byrd, ASCO 2011). Here we report longer-term follow-up of this multicenter phase Ib/II trial.

Methods and Patients: Two cohorts of CLL patients (previously untreated ≥65 years old and relapsed/refractory [R/R] disease following at least 2 prior therapies, including fludarabine) were treated with oral PCI-32765 administered daily for 28-day cycles until progression of disease. Doses of 420mg (previously untreated and R/R) and 840mg daily (R/R) were examined. The patients with R/R disease are the subject of this report.

Results:  Sixty-one R/R CLL/SLL patients were enrolled (420mg cohort n=27, 840mg cohort n=34). The median follow-up time for the 420mg cohort is 10.2 months and for the 840mg cohort is 6.5 months. The median number of prior treatment regimens for the 420mg cohort was 3 (2-10) and for the 840mg cohort was 5 (1-12). Seventy-two percent of patients had at least one poor-risk molecular feature: del(17p) 31%, del(11q) 33%, IgVH un-mutated 57%. Treatment has been well tolerated. Two patients have discontinued for adverse events (AE); 6 patients have required reduction of PCI-32765 dose (420mg cohort 2/27, 840mg cohort 4/34). Grade 1 or 2 diarrhea, fatigue, nausea, and ecchymosis have been the most frequently reported AEs. Serious AEs (SAEs) have occurred in 38% of patients; SAEs considered potentially related to PCI-32765 have occurred in 10% of patients. Grade ≥3 AEs considered potentially related to PCI-32765 occurred in 21% of patients. A characteristic pattern of response, with a transient phase of lymphocytosis typically peaking within the first 2 months of Rx, followed by resolution over time, has been observed in the majority of patients.  Objective response (ORR; PR + CR) by IWCLL criteria in the 420mg cohort, previously reported as 48% with 6.2 months median follow-up (Byrd, et al ASCO 2011), is now 70% with 10.2 months median follow-up. ORR in the 840mg cohort is 44% at 6.5 months median follow-up. An additional 19%, and 35% of patients in these cohorts, respectively, have a nodal PR (>50% reduction in aggregate lymph node size) with residual lymphocytosis. ORR appears to be independent of molecular risk features. Eighty-two percent of patients (50/61; 420mg cohort 22/27, 840mg cohort 28/34) remain on PCI-32765. Only 8% (5/61) of patients have had progressive disease (PD); 6-month PFS is 92% in the 420mg cohort and 90% in the 840mg cohort. Treatment cessation not related to PD or AE includes: death (n=2) or investigator discretion (n=3).

Conclusions:  The potent Btk inhibitor PCI-32765 is well tolerated and is associated with high rates of 6-month PFS in R/R CLL/ SLL. Phase III trials of PCI-32765 in CLL/ SLL are planned.